SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------


                                 SCHEDULE 14D-9
                      Solicitation/Recommendation Statement
                             under Section 14(d)(4)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 5)

                            NTS-Properties Plus Ltd.
                            (Name of Subject Company)

                            NTS-Properties Plus Ltd.
                       (Names of Person Filing Statement)

                          LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                    629421108
                      (CUSIP Number of Class of Securities)

                     J.D. Nichols, Managing General Partner
                                       of
                         NTS-PROPERTIES PLUS ASSOCIATES
                             10172 Linn Station Road
                           Louisville, Kentucky 40223
                                 (502) 426-4800
            (Name, address and telephone number of person authorized
               to receive notices and communications on behalf of
                                 filing person)

                                    Copy to:

                                Mark R. Borrelli
                             Shefsky & Froelich Ltd.
                      444 North Michigan Avenue, Suite 2500
                             Chicago, Illinois 60611
                                 (312) 836-4014

[ ]      Check  the  box  if  the   filing   relates   solely   to   preliminary
         communications made before the commencement of a tender offer.



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     This Amendment No. 5 supplements and amends the Solicitation/Recommendation
Statement (the "Original Statement") on Schedule 14D-9 filed with the Securities and Exchange Commission on November 30, 2000 by NTS-Properties Plus Ltd. (the "Partnership") in connection with an Offer to Purchase dated November 30, 2000 by ORIG, LLC, a Kentucky limited liability company and affiliate of the Partnership. The Original Statement was subsequently amended by filing Amendment No. 1 on February 14, 2001, Amendment No. 2 on March 6, 2001, Amendment No. 3 on March 13, 2001, and Amendment No. 4 on March 23, 2001. Hereafter, all references to the Original Statement shall refer to the Original Statement, as amended. Capitalized terms not defined herein shall have the same meaning as in the Original Statement.

     This Amendment No. 5 amends the Original Statement by including a Notice to Investors dated April 10, 2001, notifying them that the Offer is scheduled to expire on April 30, 2001. The Notice to Investors is attached hereto as Exhibit
(c)(9).

Item 9.  Material to be Filed as Exhibits.

(c)(9) Notice to Investors dated April 10, 2001 (incorporated by reference to Exhibit (c)(9) to Amendment No. 5 to Tender Offer Statement on Schedule TO filed by ORIG, LLC, J.D. Nichols and Brian Lavin on April 10, 2001)









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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    April 10, 2001              NTS-PROPERTIES PLUS LTD., a Florida limited
                                     partnership

                                     By:      NTS-PROPERTIES PLUS ASSOCIATES , a
                                              Kentucky limited  partnership  and
                                              General Partner

                                     By:  /s/  J.D. Nichols
                                          --------------------------------------
                                          J.D. Nichols, Managing General Partner









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                                    EXHIBITS
                                    --------



Exhibit
Number                    Description
------                    -----------
(c)(9)                    Notice to Investors dated April 10, 2001 (incorporated
                          by reference to   Exhibit (c)(9) to Amendment No. 5 to
                          Tender Offer Statement on   Schedule TO filed by ORIG,
                          LLC, J.D. Nichols and Brian Lavin on April 10, 2001)









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                                                                  EXHIBIT (c)(9)









                               Notice to Investors
                              Dated April 10, 2001










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